Exhibit 2.2

ACQUISITION AGREEMENT
AND
PLAN OF SHARE EXCHANGE

AGREEMENT, made effective this April 2, 2009 (the "Effective Date") by and among GRAND NIAGARA MINING AND DEVELOPMENT COMPANY, a Idaho corporation, ("NIMD"); SANOMEDICS INTERNATIONAL HOLDINGS, INC., a ___________ corporation Nevada corporation ("SANOMEDICS"); and the persons executing agreement (referred to collectively as "Shareholders" and individually as "Shareholder") who own at least 100% ofthe outstanding shares of SANOMEDICS.

RECITALS

WHEREAS, NIMD desires to acquireall of the issued and outstanding shares ofcommon stock of SANOMEDICS by an exchange (the "Exchange") wherein all of the issued and outstanding shares of SANOMEDICS owned by the shareholders of SANOMEDICS shall be exchanged for: (i) 9,542,000 shares of Common Stock; and (ii) 1,000 shares of Series A Preferred Stock with the rights and preferences as set forth on Exhibit B attached hereto (the "Preferred Stock"); and

WHEREAS, SANOMEDICS and the Shareholders agree to enter into the Exchange which shall result in SANOMEDICS becoming a subsidiary of NIMD with the former Shareholders of SANOMEDICS controlling a majority ofNTMD; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, the parties hereto intending to be legally bound hereby, agree as follows:

ARTICLE 1

EXCHANGE OF SECURITIES

1.1Issuance of Shares. Subject to all of the terms and conditions of Agreement, the parties hereto agree that, at Closing, for each share of SANOMEDICS common stock exchanged pursuant to Agreement by any shareholder of SANOMEDICS, SANOMEDICS shall deliver to the Shareholders 9,542 shares of Common Stock ofNIMD and NIMD shall deliver I share ofSeries A Preferred Stock of NIMD to the Shareholders.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES
OF SANOMEDlCS

SANOMEDICS hereby represents and warrants to NIMD that:

2.1 Organization. SANOMEDICS is a corporation duly organized, validly existing, and in good standing under the laws ofthe State ofNevada, has all necessary corporate powers to carry on its business as now owned and operated, and is duly qualified to do business and is in good standing in each of the states and other jurisdictions where its business requires qualification.

2.2 Capital. SANOMEDlCS'S authorized capital presently consists of 1,500 shares of common stock of which 1,000 shares of common stock are issued and outstanding. All issued and outstanding shares have been duly authorized, validly issued and are fully paid and non-assessable, and subject to no preemptive rights of any shareholder.

2.3 Business Plan. The business plan of SANOMEDlCS (the "Business Plan") delivered to NIMD accurately describes the business and operations ofSANOMEDlCS. SANOMEDICS has all right title and interest in options, prospects and property discussed in such Business Plan or required to undertake the business and operations and manufacture and sell the products described in such Business Plan.

2.4 Compliance with Laws. SANOMEDICS has substantially complied with, and is not in violation of, all applicable federal, state or local statutes, laws and regulations, including, without limitation, any applicable building, zoning, environmental, employment or other law, ordinance or regulation affecting its properties, products or the operation of its business except where such noncompliance would not have a materially adverse effect on the business or financial condition of SANOMEDlCS. SANOMEDICS has all licenses and permits required to conduct its business as now being conducted and as contemplated in its Business Plan heretofore delivered to NIMD except where such non-compliance would not have a materially adverse effect on the business or financial condition of SANOMEDICS.

2.5 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, NIMD and/or its attorneys shall have the opportunity to meet with accountants and attorneys to discuss the financial condition of SANOMEDlCS. SANOMEDICS shall make available to NIMD and/or its attorneys all books and records of SANOMEDICS. If the transaction contemplated hereby is not completed, all documents received by NIMD and/or its attorneys shall be returned to SANOMEDICS and all information so received shall be treated as confidential.

2.6 Litigation. SANOMEDlCS is not a party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of SANOMEDICS, threatened against or affecting SANOMEDICS or its business, assets or financial condition, except for matters which would not have a material affect on SANOMEDICS or its properties. SANOMEDICS is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. SANOMEDICS is not engaged in any lawsuits to recover any material amount of monies due to it.

2.7 Ownership of Shares. The delivery of SANOMEDICS Common Stock as contemplated herein will result in NIMD'S immediate acquisition of record and beneficial ownership of at least 100% of SANOMEDICS's capital stock, free and clear of all liens and encumbrances subject to applicable State and Federal securities laws. Such shares were duly and validly issued, fully paid and non-assessable.

2.8 Ability to Carry Out Obligations. The execution and delivery of this Agreement by the Shareholders and SANOMEDICS and the performance by the Shareholders of the obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in: (a) any material breach or violation of any of the provisions of or constitute a material default under any license, indenture, mortgage, charter, instrument, articles of incorporation, by-laws, or other agreement or instrument to which SANOMEDICS is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of SANOMEDICS, or (c) an event that would result in the creation or imposition of any material lien, charge, or encumbrance on any asset of SANOMEDICS.

2.9 Assets. SANOMEDICS has good and marketable title to all of the properties and assets reflected on its latest balance sheet (except for property and assets disposed of in the ordinary course of business after the date thereof), free and clear of all liens and encumbrances, except as noted therein, and except for liens of taxes not delinquent.

2.10 Indemnification. Shareholders (severally in proportion to their shares in SANOMEDICS as set forth in Exhibit A) and SANOMEDICS agree to defend and hold NIMD harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by SANOMEDICS or its Shareholders to perform any of their respective representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by Shareholders under this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF NIMD.

NIMD represents and warrants to SANOMEDICS and the Shareholders that:

3.1 Organization. NIMD is a corporation duly organized, validly existing, and in good standing under the laws of Idaho, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated, and duly qualified to do business in each of such states and other jurisdictions where its business requires such qualification. NIMD may change its domicile to prior to closing of the transactions contemplated by this Agreement (the "Closing"). NIMD has heretofore delivered to SANOMEDICS true and complete copies of the Certificate of Incorporation(certified by the Secretaries of State or other appropriate official of its jurisdictions of incorporation) and By-laws (certified by Seller's secretary or an assistant secretary), or comparable instruments, of NIMD as in effect on the date hereof. The stock books of NIMD which have been made available to SANOMEDICS for its inspection are true and complete. The stockholders are the sole record and beneficial owner of all of the outstanding capital stock of NIMD and there are no options, warrants or other agreements of any kind outstanding or proposed to be issued with respect to the capital stock of NIMD.

3.2 Capital. At the Closing of the transactions contemplated by this Agreement including the Reverse Stock Split, NIMD shall have an issuance which consists of 9,746,000 shares of common stock and 1,000 shares ofSeries A Preferred Stock; and no outstanding warrants, options or other rights to acquire any equity of NIMD. All issued and outstanding shares have been duly authorized, validly issued and are fully paid and non-assessable, and subject to no preemptive rights of any shareholder.

3.3 Business. On or before the Closing NIMD shall have no operations.

3.4 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Shareholders shall have the opportunity to meet with NIMD's accountants to discuss the financial condition of NIMD. NIMD shall make available to Shareholders all books and records of NIMD in its possession and control. SANOMEDICS and the Shareholders have had a full opportunity to review the disclosures set forth within NIMD's Disclosure Documents and fully understand the extent and nature of the liabilities and obligations of NIMD.

3.5 Compliance with Laws. To the best of the officers and directors of NIMD knowledge and belief, NIMD has complied with all, and is not in violation of any, applicable order, judgment, injunction, award, decree or writ (collectively, "Orders"), or any applicable law, statute, code, ordinance, rule, regulation or other requirement (collectively, "Laws"), including, without limitation, any applicable building, zoning, environmental or other law, ordinance, or regulation, of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies")affecting its properties or the operation of its business, except where non-compliance would not have a materially adverse effect on the business or operations of NIMD. NIMD has not made any illegal payment to officers or employees of any Governmental Body, or made any illegal payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other illegal reciprocal practice, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by NIMD.

3.6 Litigation. NIMD is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge and belief of NIMD, threatened against or affecting NIMD or its business, assets, or financial condition. NIMD is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. NIMD is not engaged in any lawsuits to recover any material amount of monies due to it except as disclosed herein.

3.7 Authority. The Board of Directors of NIMD has authorized the execution of this Agreement and the transactions contemplated herein, and when approved by the shareholders of NIMD it will have full power and authority to execute, deliver and perform this Agreement and this Agreement will be the legal, valid and binding obligation of NIMD, enforceable against NIMD in accordance with its terms and conditions, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors general ly.

3.8 Ability to Carry Out Obligations. The execution and delivery of this Agreement by NIMD and the performance by NIMD will not conflict with or result in (a) any material breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw, or other agreement or instrument to which NIMD is a party, or by which it may be bound, nor will any consents or authorizations of any government body or other party other than those hereto be required, (b) an event that would violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, or otherwise cause the termination of or give any other contracting party to a contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase order, sales order, agreement with customer, agreement with supplier, union contract, collective bargaining agreement, mortgage, license, permit, franchise, commitment or other binding arrangement, whether written, oral, express or implied, ("Contract") the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (by way of substitution, novation or otherwise) under any contract to which NIMD is a party or by or to which it or any of its properties may be bound or subject, or result in the creation of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind upon the properties of NIMD or to accelerate the maturity of any indebtedness or other obligation of NIMD, or (c) an event that would result in the creation or imposition of any material lien, charge, or encumbrance on any asset of NIMD.

3.9 Title. The shares of NIMD stock to be issued pursuant to this Agreement will be, at Closing, free and clear of all liens, security interests, pledges, charges, claims encumbrances and restrictions of any kind. None of such shares of NIMD are or will be subject to voting trusts or agreements, no person holds or has the right to receive any proxy or similar instrument with respect to such shares, except as provided in this Agreement. NIMD is not a party to any agreement that offers or grants to any person the right to purchase or acquire any of the securities to be issued pursuant to this Agreement. There is no applicable local, state or federal law rule, regulation or decree which would, as a result of the issuance of the shares of NIMD stock, impair, restrict or delay any voting rights with respect to the shares of NIMD stock.

3.10 Indemnification. NIMD and the NIMD Shareholder, jointly and severally, agree to indemnify, defend and hold Shareholders, SANOMEDICS and SANOMEDICS'S directors, officers, employees, affiliates, successors and assigns representatives and agents harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penal ties, and reasonable attorney fees, that they shall incur or suffer, which arise out of, result from or relate to any inaccuracy in and any breach of, or failure by NIMD to perform any of its representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by NIMD under this Agreement; and any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity. Notwithstanding anything contained herein to the contrary, if SANOMEDICS and/or the Shareholders have determined, in their sole discretion, that a material breach of any of the representations and warranties contained herein of NIMD has occurred at any time prior to the third anniversary of the date hereof, the Shareholders may elect by unanimous vote to rescind the transaction with the effect of an unwinding resulting in the cancellation of the Common Stock of NIMD owned by the Shareholders and SANOMEDICS no longer being a subsidiary of NIMD.

3.11 Subsidiaries. Except with respect to the transactions contemplated by this Agreement, NIMD will not have any subsidiaries (whether held directly or indirectly) or any equity investment in any corporation, partnership, joint venture or other business at the time of Closing.

ARTICLE 4

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

4.1 Share Ownership. The Shareholders hold shares of SANOMEDICS Common Stock as set forth in Exhibit A hereto. The shares are owned of record and are held beneficially by each holder thereof, and such shares are not subject to any lien, encumbrance or pledge. Each Shareholder has the authority to exchange such shares pursuant to this Agreement.

4.2 Investment Intent. Each Shareholder understands and acknowledges that the shares of NIMD Common Stock are being offered for exchange in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933 (the "Securities Act") for non-public offerings; and each Shareholder makes the following representations and warranties with the intent that the same may be relied upon in determining the suitability of each Shareholder as a purchaser of securities.

(a) The NIMD Shares are being acquired solely for the account of each Shareholder, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distributing or reselling any part of the NIMD Shares.

(b) Each Shareholder agrees not to dispose of his NIMD Shares or any portion thereof unless and until counsel for NIMD shall have determined that the intended disposition is permissible and does not violate the Securities Act of 1933 (the "1933 Act") or any applicable state securities laws, or the rules and regulations thereunder.

(c) Each Shareholder acknowledges that NIMD has made all documentation pertaining to all aspects of NIMD and the transaction herein available to him/her and to his her qualified representative(s), if any, and has offered such person or persons an opportunity to discuss NIMD and the transaction herein with the officers of NIMD.

4.3 Shareholders and Issued Stock. Exhibit A annexed hereto sets forth the names, shareholdings and consents of share of common stock which represent at least 100% of the total issued and outstanding common stock of SANOMEDICS shareholders to this transaction.

4.4 Indemnification. Each Shareholder recognizes that the offer of NIMD Shares to him/her is based upon his her representations and warranties set forth and contained herein and hereby agrees to indemnify and hold harmless NIMD against all liability, costs or expenses (including reasonable attorney's fees) arising as a result of any misrepresentations made herein by such Shareholder.

4.5 Restrictive Legend. Each Shareholder agrees that the certificates evidencing the NIMD Shares acquired pursuant to this Agreement will have a legend placed thereon which will restrict the sale ofsaid shares for times and upon conditions that are subject to federal and state securities laws.

ARTICLES 5

PRE-CLOSING COVENANTS

5.1 Investigative Rights. From the date of this Agreement each party shall provide to the other party, and such other party's counsels, accountants, auditors, and other authorized representatives, full access during normal business hours to all of SANOMEDlCS'S and NIMD'S properties, books, contracts, commitments, and records for the purpose of examining the same. Each party shall furnish the other party with any information concerning SANOMEDlCS'S and NIMD'S affairs as the other party may reasonably request. Either party may terminate this Agreement by notice in writing to the other party if at any time in the seven day period after this agreement is signed either party determines in its discretion that the results of such investigation are such that it no longer wishes to proceed with the Closing and delivers notice terminating this Agreement.

5.2 Conduct of Business. Prior to the Closing, SANOMEDICS and NIMD shall each conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business. Neither SANOMEDICS nor NIMD shall amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

ARTICLE 6

COVENANTS

6.1 Reverse Stock Split. Prior to the Closing, NIMD shall effect a reverse stock split of the shares of common stock of the Company in the amount of 1 share for each 25 shares issued and outstanding (the "Reverse Stock Split"). As of the date hereof, NIMD has 5,100,000 shares of common stock outstanding. Immediately following the effect of the Reverse Stock Split, NIMD shall have approximately 204,000 shares of common stock issued and outstanding.

6.2 Change of Domicile and Increase in Authorized Capital. Prior to the Closing, NIMD shall effect: (i) a change in domicile from the State of Idaho to the State of Delaware ("Domicile Change"); and (ii) an increase of NIMD's authorized capital from 10,000,000 shares of common stock to 250,000,000 shares of common stock and 1000 shares of series A preferred stock with the rights and preferences as set forth on Exhibit B attached hereto ("Authorized Increase").

6.2 Name Change. Prior to the Closing, NIMD shall change the name of the company to "Sanomedics International Holdings, Inc." (the "Name Change").

6.3 Benefit for all NIMD Members: The foregoing provisions of this Article 6 are expressly set forth for the benefit of all shareholders of NIMD and may not be amended or waived. Any shareholder damaged by a violation of these provisions shall have the right to seek an injunction and/or damages, including reasonable attorneys' fees, for such violation.

ARTICLE 7

CLOSING

7.1 Closing. The Closing of this transaction shall be held at the offices of NIMD, or such other place as shall be mutually agreed upon, on such date as shall be mutually agreed upon by the parties. In the event the Closing herein has not been completed by May 15, 2009 any party hereto may terminate this agreement and in such event this Agreement shall be null and void. At the Closing:

(a) Each Shareholder shall present the certificates representing his/her/its shares of SANOMEDICS being exchanged to NIMD, and such certificates will be duly endorsed.

(b) Each Shareholder shall receive a certificate or certificates representing the number of shares of NIMD Common Stock and NIMD Preferred Stock for which the shares of SANOMEDICS common stock shall have been exchanged.

(c) NIMD shall deliver an officer's certificate dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of NIMD (including but not limited to the Reverse Stock Split, Change of Domicile, Authorized Increase and Name Change) are true and correct as of, or have been fully performed and complied with by, the Closing Date.

(d) NIMD shall deliver a signed consent and/or Minutes of the Directors of NIMD approving this Agreement and each matter to be approved by the Directors of NIMD under this Agreement.

(e) SANOMEDICS shall deliver an officer's certificate dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of SANOMEDICS are true and correct as of, or have been fully performed and complied with by, the Closing Date.

ARTICLE 8

MISCELLANEOUS

8.1 Captions. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

8.2 No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

8.3 Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in anyone or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision here of shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

8.4 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

8.5 Entire Agreement. This Agreement contains the entire Agreement and understanding among the parties hereto, supersedes all prior agreements and understandings, and constitutes a complete and exclusive statement of the agreements, responsibilities, representations and warranties of the parties.

8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or delivered by a national courier service, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To NIMD:
GRAND NIAGARA MINING AND DEVELOPMENT
COMPANY
7251 W. Lake Mead Blvd.
Suite 300
Las Vegas, NY 89128
Attn: Keith Houlihan
Fax:

To SANOMEDICS:
SANOMEDICS INTERNATIONAL HOLDINGS, INC.
7251 W. Lake Mead Blvd.
Suite 300
Las Vegas, NV 89128
Attn: Keith Houlihan
Fax:

8.8 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

8.9 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

8.10 Announcements. NIMD and Shareholders will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers.

8.11 Expenses. Each party will pay its own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated.

8.12 Brokerage. SANOMEDICS, NIMD and Shareholders each represent that no finder, broker, investment banker or other similar person has been involved in this transaction. Each party agrees to indemnify and hold the others harmless from payment of any brokerage fee, finder's fee or commission claimed by any other person or entity who claims to have been involved in the transaction herein because of an association with such party.

8.13 Survival of Representations and Warranties. The representations and warranties of the parties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for it, shall survive the Closing irrespective of any investigation made by or on behalf of any party for a period of one year. Notwithstanding anything contained herein, any obligation to indemnify pursuant to a claim given within the applicable period hereunder shall continue in effect until such indemnification obligation is satisfied.

8.14 Exhibits. As of the execution hereof, the parties hereto have provided each other with the Exhibits provided for hereinabove, including any items referenced therein or required to be attached thereto. Any material changes to the Exhibits shall be immediately disclosed to the other party.

8.15 Arbitration of Disputes. Any dispute or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or any breach of this Agreement or any such document or instrument shall be settled by arbitration in accordance with the rules then in effect of the American Arbitration Association or any successor thereto. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitration shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. Each party in such arbitration shall pay their respective costs and expenses of such arbitration and all the reasonable attorneys' fees and expenses of their respective counsel.

8.16 Facsimile Execution. This Agreement may be executed in counterparts by original or telefax signatures, and all counterparts of this Agreement which are executed by telefax signature shall be valid and binding as original signatures for all purposes.

8.17 Choice of Law. This Agreement and its application shall be governed by the laws of the state of Nevada.

(SIGNATURE PAGE TO FOLLOW)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives, all as of the date first written above.

GRAND NIAGARA MINING AND DEVELOPMENT COMPANY (a Idaho corporation)

By: /s/ Keith Houlihan Name: Keith Houlihan Title: President

SANOMEDICS INTERNATIONAL HOLDINGS, INC. (a Nevada corporation)

By: /s/ Keith Houlihan Title: President

SHAREHOLDERS:

/s/ Keith Houlihan Name: Keith Houlihan Number of Common Shares of SANOMEDICS: 250

/s/ Craig Sizer Name: Craig Sizer Number of Common Shares of SANOMEDICS: 250

/s/ Maria Perez Name: Maria Perez Number of Common Shares of SANOMEDICS: 500

EXHIBIT A

SANOMEDICS Shareholders

Name	SANOMEDICS Common Shares	NIMD Common Shares	NIMD Preferred Shares
Keith Houlihan	250	2,385,500	250

Craig Sizer	250	2,385,500	250

Maria Perez	500	4,771,000	500

EXHIBITS B

Series A Stock Rights and Preferences

The number of shares constituting the Series A Preferred Shares shall be 1,000. The Series A Preferred Shares shall not be convertible into common stock of NIMD. The Series A Preferred Shares shall be entitled to the number of votes, collectively, which shall equal fifty one percent (51%) of the total number of votes that may be cast (including the votes of the issued and outstanding common stock as well as the Class A Preferred Shares) at the time of such vote, at each meeting (or by written consent) of shareholders of NIMD with respect to any and all matters presented to the shareholders of NIMD for their action or consideration, including the election of directors. Holders of Series A Preferred Shares shall vote together with the holders of common shares as a single class. NIMD shall not amend, alter or repeal the Series A Preferred Shares, special rights or other powers of the Series A Preferred Shares so as to affect adversely the Series A Preferred Shares, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding aggregate number of shares of such adversely affected Series A Preferred Shares, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.